--------------------------------------------------------------------------------
                           FORM N-1A, Item 23(d)
                 ADDENDUM TO THE INVESTMENT ADVISORY AGREEMENT
--------------------------------------------------------------------------------

                    ADDENDUM TO INVESTMENT ADVISORY AGREEMENT

     The Investment Advisory Agreement (the "Agreement"), made the 8th day of March, 1990 and amended the 15th day of May, 1995, the 19th day of November, 1997, the 29th day of March, 1999, the 15th day of March, 2002, the 21st day of March, 2003 and the 12th day of March, 2004 between the OneAmerica Funds, Inc. (the "Fund"), a Maryland corporation, and American United Life Insurance Company(R) (the "Adviser" or "AUL"), a life insurance company domiciled in Indiana, is hereby amended by the addition of the provisions set forth in this addendum to the Agreement, which is made this 24th day of February, 2006.

WITNESSETH:

     WHEREAS, the Fund is authorized to issue shares of Common Stock in separate portfolios with each such portfolio representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, the Fund currently consists of four separate portfolios designated as the OneAmerica Value Portfolio, the OneAmerica Investment Grade Bond Portfolio, the OneAmerica Money Market Portfolio and the OneAmerica Asset Director Portfolio (each a "Portfolio"); and

     WHEREAS, the Fund intends to establish one additional portfolio to be designated as the OneAmerica Socially Responsive Portfolio (the "Socially Responsive Portfolio"); and

     WHEREAS, the Fund desires to appoint the Adviser as investment adviser to the Socially Responsive Portfolio under the provisions set forth in the Agreement and in this Addendum to the Agreement; and

     WHEREAS, the Adviser is willing to accept such appointment;

     NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Addendum, it is agreed between the parities hereto as follows:

1. In addition to its responsibilities as specified in the Agreement, the Fund hereby appoints the Adviser to provide investment advisory services to the Socially Responsive Portfolio which, in addition to all other Portfolios previously established, shall be deemed Portfolios under the Agreement, subject to the terms and conditions as specified in the Agreement, including paragraph six (6), "Compensation," as amended by this Addendum.

2. Paragraph six (6), ("Compensation") of the Agreement is amended by adding the following underscored language to paragraph six (6), which is restated as follows:

          6. Compensation. In consideration of the services to be rendered by the Adviser under this Agreement, the Fund shall pay the Adviser a fee with respect to each of the OneAmerica Value, OneAmerica Investment Grade Bond, OneAmerica Money Market, and OneAmerica Asset Director Portfolios, calculated and accrued daily and paid each month, (or on a pro-rata basis for any portion of a month for which such services are provided) according to the following formula: (A) an amount at an annual rate of: 0.50% of the average daily net assets of the OneAmerica Value Portfolio, the OneAmerica Investment Grade Bond Portfolio and the OneAmerica Asset Director Portfolio, 0.40% of the average daily net assets of the OneAmerica Money Market Portfolio, and 0.70% of the average daily net assets of the OneAmerica Socially Responsive Portfolio; (B) minus, until the Termination of the Expense Assumption Agreement, the amount by which the Portfolio's aggregate ordinary operating expenses exceed 1.0% for the OneAmerica Value, Investment Grade Bond and Asset Director and Money Market Funds and 1.20% for the OneAmerica Socially Responsive Portfolio (plus any distribution fee paid pursuant to a 12b-1 agreement) of the Portfolio's average daily net assets during the year, but in no event more than the amount described in (A), above (the "Reduced Amount"), if any; and (C) plus, if the aggregate ordinary operating expenses of the Portfolio (excluding any distribution fee paid pursuant to a 12b-1 agreement) are less than 1.0% (or 1.20%) of the Portfolio's average daily net assets during the year and if this Agreement is still in effect, the lesser of (i) any Reduced Amount attributable to any of the preceding five years that has not been previously reflected in a fee increase received by the Adviser, with such Reduced Amounts considered in the chronological order of their occurrence, or (ii) an amount which, when added to the Portfolio's other ordinary operating expenses, will cause the Portfolio's total ordinary operating expenses to equal 1.0% (or 1.20%) of the Portfolio's average daily net assets during the year. For purposes of this provision, ordinary operating expenses shall not include interest, taxes, brokerage commissions, legal claims and liabilities, litigation costs and indemnification payments in connection with litigation, and other extraordinary expenses.


     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their officers designated below on the date written above.



On Behalf of ONEAMERICA FUNDS, INC.

        /s/ John C. Swhear                  /s/ Dayton H. Molendorp
__________________________________   ____________________________________
ATTEST: John C. Swhear                      Dayton H. Molendorp
             Assistant Secretary to the              President
             Board of Directors

On Behalf of AMERICAN UNITED LIFE INSURANCE COMPANY(R)

        /s/ Thomas M. Zurek                    /s/ Dayton H. Molendorp
__________________________________   ____________________________________
ATTEST: Thomas M. Zurek                        Dayton H. Molendorp
             Secretary to the                        President & Chief Executive
             Board of Directors                      Officer